Calculation of Filing Fee Tables
S-8
INNOVATIVE INDUSTRIAL PROPERTIES INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.001 per share	Other	1,250,000	$ 57.67	$ 72,087,500.00	0.0001381	$ 9,955.28
Total Offering Amounts:						$ 72,087,500.00		$ 9,955.28
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 9,955.28
Offering Note
[1]	(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock ("Common Stock") of Innovative Industrial Properties, Inc. that may be offered or issued under the Innovative Industrial Properties, Inc. 2026 Omnibus Incentive Plan (the "Plan") by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an adjustment in the number of outstanding shares of Common Stock. (2) Estimated in accordance with Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee based on a per share price of $57.67, the average of the high and low price per share of the Common Stock as reported on the New York Stock Exchange on June 3, 2026. (3) Represents 1,250,000 shares of Common Stock that may be offered and sold under the Plan.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources